Exhibit 99.1

Jessica Hansen, Director of Investor Relations

301 Commerce Street, Ste. 500, Fort Worth, Texas 76102

817-390-8200

July 27, 2012

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2012 THIRD

QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND

FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported that net income for its third fiscal quarter ended June 30, 2012 increased to $787.8 million, or $2.22 per diluted share. The quarterly results included a non-cash tax benefit of $716.7 million from a reduction of the Company’s valuation allowance for its deferred tax asset. Net income for the same quarter of fiscal 2011 was $28.7 million, or $0.09 per diluted share. Homebuilding revenue for the third quarter of fiscal 2012 increased 14% to $1.1 billion from $975.4 million in the same quarter of 2011. Homes closed in the quarter increased 9% to 4,957, compared to 4,555 homes in the year ago quarter.

For the nine months ended June 30, 2012, net income increased to $856.2 million, or $2.47 per diluted share. The nine-month results included a non-cash tax benefit of $716.7 million from a reduction of the Company’s valuation allowance for its deferred tax asset. Net income for the same period of 2011 was $36.0 million, or $0.11 per diluted share, which included a tax benefit of $57.8 million. Homebuilding revenue for the nine months ended June 30, 2012 increased 19% to $2.9 billion from $2.5 billion in the first nine months of fiscal 2011. Homes closed in the nine-month period increased 14% to 13,315 homes, compared to 11,708 homes in the same period of fiscal 2011.

Net sales orders for the third quarter ended June 30, 2012 increased 25% to 6,079 homes from 4,874 homes in the year ago quarter and the value of net sales orders increased 32% to $1.4 billion from $1.1 billion. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the third quarter of fiscal 2012 was 23%. Net sales orders for the first nine months of fiscal 2012 increased 20% to 15,772 homes from 13,180 homes in the first nine months of fiscal 2011, and the value of net sales orders increased 27% to $3.5 billion from $2.8 billion.

The Company’s sales order backlog of homes under contract at June 30, 2012 increased 31% to 7,311 homes from 5,600 homes at June 30, 2011. The value of the backlog increased 40% to $1.7 billion at June 30, 2012 from $1.2 billion a year ago.

During the third quarter, the Company issued $350 million principal amount of 4.75% senior notes due May 2017. The Company ended the quarter with $1.2 billion of homebuilding unrestricted cash and marketable securities and net homebuilding debt to total capital of 18.3%. Net homebuilding debt to total capital consists of homebuilding notes payable net of cash and marketable securities divided by total equity plus homebuilding notes payable net of cash and marketable securities.

The Company has declared a quarterly cash dividend of $0.0375 per share. The dividend is payable on August 24, 2012 to stockholders of record on August 13, 2012.

Donald R. Horton, Chairman of the Board, said, “Our homebuilding and financial services operations delivered another quarter of strong results highlighted by $72 million in pre-tax income. All of our homebuilding regions were profitable in the third quarter, and each region reported increases in sales, backlog, revenue and pre-tax income compared to last year. Our net sales orders improved 25%, while active selling communities decreased 5% from a year ago. Our lots controlled under option increased 41%, positioning us to grow our community count in fiscal 2013.

“With 7,311 homes in backlog at June 30th and continued year-over-year improvement in sales through the first part of July, we expect increased profitability in our fiscal fourth quarter. We will continue to utilize our strong balance sheet and liquidity to profitably grow our business into fiscal 2013.”

The Company will host a conference call today (Friday, July 27th) at 10:00 a.m. Eastern time. The dial-in number is 877-407-8033, and the call will also be webcast from the Company’s website at www.drhorton.com on the “Investors” page.

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, based on its 18,302 homes closed in the twelve-month period ended June 30, 2012. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 73 markets in 25 states in the East, Midwest,

Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $600,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that our lots controlled under option increased 41%, positioning us to grow our community count in fiscal 2013. The forward-looking statements also include that with 7,311 homes in backlog at June 30th and continued year-over-year improvement in sales through the first part of July, we expect increased profitability in our fiscal fourth quarter, and that we will continue to utilize our strong balance sheet and liquidity to profitably grow our business into fiscal 2013.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: a downturn in the homebuilding industry, including deterioration in industry or broader economic conditions; constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; the reduction in availability of mortgage financing, increases in mortgage interest rates and the effects of government programs; the level of success of our strategies in responding to conditions in the industry; the impact of an inflationary or deflationary environment; changes in general economic, real estate and other business conditions; the risks associated with our inventory ownership position in changing market conditions; supply risks for land, materials and labor; changes in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulation on our financial services operations; the uncertainties inherent in home warranty and construction defect claims matters; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within our industry; our ability to effect any future growth strategies successfully; our ability to realize the full amount of our deferred income tax asset; our ability to utilize the full amount of our tax losses, which could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code; and information technology failures and data security breaches. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K, and our most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	September 30,
	2012	2011
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$884.3	$715.5
Marketable securities, available-for-sale	283.7	297.6
Restricted cash	41.5	49.1
Inventories:
Construction in progress and finished homes	1,573.2	1,369.2
Residential land and lots—developed and under development	1,600.0	1,370.7
Land held for development	688.4	709.8

	3,861.6	3,449.7
Income taxes receivable	12.9	12.4
Deferred income taxes, net of valuation allowance of $78.4 million and $848.5 million at June 30, 2012 and September 30, 2011, respectively	716.7	—
Property and equipment, net	66.7	57.6
Other assets	412.1	398.4
Goodwill	15.9	15.9

	6,295.4	4,996.2

Financial Services:
Cash and cash equivalents	20.6	17.1
Mortgage loans held for sale	295.1	294.1
Other assets	45.9	51.0

	361.6	362.2

	$6,657.0	$5,358.4

LIABILITIES
Homebuilding:
Accounts payable	$186.3	$154.0
Accrued expenses and other liabilities	842.3	829.8
Notes payable	1,948.6	1,588.1

	2,977.2	2,571.9

Financial Services:
Accounts payable and other liabilities	41.5	46.5
Mortgage repurchase facility	146.7	116.5

	188.2	163.0

	3,165.4	2,734.9

EQUITY
Common stock	3.3	3.2
Additional paid-in capital	1,964.7	1,917.0
Retained earnings	1,655.0	834.6
Treasury stock, at cost	(134.3)	(134.3)
Accumulated other comprehensive income	—	0.1

	3,488.7	2,620.6
Noncontrolling interests	2.9	2.9

	3,491.6	2,623.5

	$6,657.0	$5,358.4

D.R. HORTON, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended		Nine months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$1,115.2	$974.5	$2,930.1	$2,468.6
Land/lot sales	1.0	0.9	7.3	6.9

	1,116.2	975.4	2,937.4	2,475.5

Cost of sales:
Home sales	914.6	813.5	2,417.3	2,069.9
Land/lot sales	0.8	0.7	4.0	6.7
Inventory impairments and land option cost write-offs	2.5	9.9	4.7	32.6

	917.9	824.1	2,426.0	2,109.2

Gross profit:
Home sales	200.6	161.0	512.8	398.7
Land/lot sales	0.2	0.2	3.3	0.2
Inventory impairments and land option cost write-offs	(2.5)	(9.9)	(4.7)	(32.6)

	198.3	151.3	511.4	366.3

Selling, general and administrative expense	136.4	113.7	382.9	355.8
Interest expense	6.2	10.1	18.7	41.0
Loss (gain) on early retirement of debt, net	—	6.5	(0.1)	10.7
Other (income)	(2.6)	(1.2)	(8.1)	(6.8)

Operating income (loss) from Homebuilding	58.3	22.2	118.0	(34.4)

Financial Services:
Revenues, net of recourse and reinsurance expense	33.8	23.8	80.4	63.0
General and administrative expense	21.5	19.3	59.9	56.4
Interest expense	0.6	0.3	2.4	0.7
Interest and other (income)	(2.2)	(2.5)	(7.6)	(6.7)

Operating income from Financial Services	13.9	6.7	25.7	12.6

Income (loss) before income taxes	72.2	28.9	143.7	(21.8)
Income tax (benefit) expense	(715.6)	0.2	(712.5)	(57.8)

Net income	$787.8	$28.7	$856.2	$36.0

Other comprehensive income (loss), net of income tax:
Unrealized loss related to available-for-sale securities	(0.1)	—	(0.1)	—

Comprehensive income	$787.7	$28.7	$856.1	$36.0

Basic:
Net income per share	$2.47	$0.09	$2.70	$0.11

Weighted average number of common shares	318.8	318.7	317.6	319.0

Diluted:
Net income per share	$2.22	$0.09	$2.47	$0.11

Numerator for diluted income per share after assumed conversions	$797.3	$28.7	$883.3	$36.0

Adjusted weighted average number of common shares	360.0	319.0	357.7	319.3

Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$24.7	$25.3	$66.4	$65.7

Depreciation	$4.6	$5.0	$14.4	$14.9

Interest incurred	$31.8	$31.7	$89.6	$101.3

D.R. HORTON, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

Nine Months Ended June 30, 2012
(In millions)
Operating Activities
Net income	$856.2
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	14.4
Amortization of discounts and fees	29.9
Stock based compensation expense	14.3
Deferred income taxes	(716.7)
Gain on early retirement of debt, net	(0.1)
Gain on sale of marketable securities	(0.2)
Inventory impairments and land option cost write-offs	4.7
Changes in operating assets and liabilities:
Increase in construction in progress and finished homes	(204.8)
Increase in residential land and lots — developed, under development, and held for development	(207.7)
Increase in other assets	(8.6)
Increase in income taxes receivable	(0.5)
Increase in mortgage loans held for sale	(1.0)
Increase in accounts payable, accrued expenses and other liabilities	42.9

Net cash used in operating activities	(177.2)

Investing Activities
Purchases of property and equipment	(23.8)
Purchases of marketable securities	(188.7)
Proceeds from the sale or maturity of marketable securities	196.8
Decrease in restricted cash	7.6

Net cash used in investing activities	(8.1)

Financing Activities
Proceeds from notes payable	377.6
Repayment of notes payable	(14.5)
Proceeds from stock associated with certain employee benefit plans	30.3
Cash dividends paid	(35.8)
Purchase of treasury stock	—

Net cash provided by financing activities	357.6

Increase in Cash and Cash Equivalents	172.3
Cash and cash equivalents at beginning of period	732.6

Cash and cash equivalents at end of period	$904.9

D.R. HORTON, INC.

($’s in millions)

NET SALES ORDERS

	Three Months Ended June 30,				Nine Months Ended June 30,
	2012		2011		2012		2011
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	566	$151.9	554	$133.0	1,686	$421.0	1,557	$356.4
Midwest	356	111.1	303	83.0	971	286.7	758	202.2
Southeast	1,487	305.7	1,109	215.9	3,881	786.8	3,021	580.9
South Central	1,932	370.2	1,666	298.8	5,248	974.1	4,671	821.7
Southwest	568	107.4	328	61.7	1,344	250.1	932	173.5
West	1,170	365.7	914	275.0	2,642	830.0	2,241	665.3

	6,079	$1,412.0	4,874	$1,067.4	15,772	$3,548.7	13,180	$2,800.0

HOMES CLOSED

	Three Months Ended June 30,				Nine Months Ended June 30,
	2012		2011		2012		2011
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	569	$140.6	508	$114.7	1,615	$392.9	1,375	$308.9
Midwest	308	88.5	276	74.0	768	217.9	700	186.7
Southeast	1,204	241.4	996	194.2	3,313	650.1	2,457	479.8
South Central	1,655	306.7	1,662	294.5	4,564	833.2	4,288	751.5
Southwest	392	71.3	311	56.0	978	180.9	897	164.1
West	829	266.7	802	241.1	2,077	655.1	1,991	577.6

	4,957	$1,115.2	4,555	$974.5	13,315	$2,930.1	11,708	$2,468.6

SALES ORDER BACKLOG

	As of June 30,
	2012		2011
	Homes	Value	Homes	Value
East	677	$175.6	654	$150.9
Midwest	491	149.4	305	85.7
Southeast	1,853	383.6	1,376	263.6
South Central	2,394	450.5	2,074	367.5
Southwest	792	145.8	440	81.2
West	1,104	349.9	751	233.3

	7,311	$1,654.8	5,600	$1,182.2